Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. TO DELAY FILING OF 2005 FORM 10-K
SEATTLE, WA – March 31, 2006 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced that the Company will delay the filing of its 2005 Annual Report on Form 10-K for the year ended December 31, 2005, pending the completion of a review of a non-cash item in 2004 of $3.3 million that could result in an adjustment to its 2004 financial statements. The Company expects to be able to file the 2005 Form 10-K, as soon as the review is completed.
On March 17, 2006, Cray announced that its management, audit committee and current and previous auditors were reviewing an issue, identified by management, to determine if revenue recognized in 2004 under one of the Company’s product development contracts was appropriately recorded. The potential non-cash adjustment could reduce previously reported 2004 revenue and increase previously reported loss from operations and net loss by $3.3 million. The identified issue represents approximately 2.2% of the Company’s 2004 revenue, 2.3% of its 2004 loss from operations and 1.6% of its 2004 net loss and net loss per share. The Company believes there will be no impact to its cash or short-term investment position during 2004 or 2005. The issue is not expected to affect the financial results for any period prior to 2004, and if an adjustment were required to the 2004 financial statements, the issue would not affect 2005 operating results.
About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above, including the timing and results of the ongoing review of the potential adjustment to the 2004 financial statements. For a discussion of other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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